Exhibit 99.1

Parks! America Responds to

the Purported Notice of Shareholder Demand for

Special Meeting

PINE MOUNTAIN, Georgia – December 29, 2023 - Parks! America, Inc. (OTCPink: PRKA) (the “Company”) received on December 22, 2023, a purported notice (the “Purported Notice”) from Focused Compounding Fund, LP (“Focused Compounding”) as to the demand that the Company hold a special meeting of shareholders of the Company (if held, the “Special Meeting”). Pursuant to the Purported Notice, the Special Meeting would be held for shareholders to vote on a number of proposals, including a proposal for the removal of all directors currently serving on the Company’s Board of Directors and a proposal for the election of an entirely new Board of Directors consisting of only three directors.

If the proposals were approved, the Board would decrease from seven directors to three directors – with two of the three new directors being principals of Focused Compounding. This change would effect an implicit takeover of the Company by a shareholder – and without offering a premium to other shareholders.

Focused Compounding has failed to submit any written concerns regarding the operations of the Company, nor has it provided the Company with any details regarding its future strategic plans. While having engaged with Focused Compounding in limited verbal dialogue, the Company has been unable to assess Focused Compounding’s objectives for the Company’s operating strategy or its plans with respect to fundamental matters of corporate governance.

The Company has empaneled a Special Committee, empowering it to address issues related to the Special Meeting to ensure that any actions taken regarding Focused Compounding are in the best interests of the Company and all of its shareholders.

Management and the Board of Directors remain committed to maintaining constructive dialogue and engagement with all shareholders. The Board of Directors has fiduciary duties to safeguard the interests of the Company’s shareholders and is willing to engage with Focused Compounding, as with any of the Company’s shareholders, in a constructive dialogue that benefits all shareholders.

Installing the three directors proposed by Focused Compounding – two of whom are principals of Focused Compounding – would raise serious questions of director independence, and the proposed directors lack any meaningful industry expertise or experience running an operating company. Additionally, Focus Compounding has yet to articulate any plans for the Company or acknowledge the numerous accomplishments of the Company during 2023, including establishing a solid foundation for future growth.

The Board is committed to pursuing the best interests of the Company, and the Special Committee has been empowered to respond to any misleading or inaccurate statements by Focused Compounding that could materially harm our shareholders.

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional safari parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, the Wild Animal Safari theme park located in Strafford, Missouri, as well as the Aggieland Wild Animal Safari theme park, located near Bryan/College Station, Texas, acquired on April 27, 2020.

Additional information, including our Annual Report on Form 10-K for the fiscal year ended October 1, 2023, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. Such forward-looking statements involve risks and uncertainties, including, among other things, statements concerning: our business strategy; liquidity and capital expenditures; future sources of revenues and anticipated costs and expenses; and trends in industry activity generally. Such forward-looking statements include, among others, those statements including the words such as “may,” “will,” “should,” “expect,” “plan,” “could,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “goal,” or “continue” or similar language or by discussions of our outlook, plans, goals, strategy or intentions.

You are cautioned not to place undue reliance on these forward-looking statements; our actual results may differ significantly from those projected in the forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to vary materially from future results include but are not limited to: competition from other parks, which we believe is increasing, factors related to the spread of COVID-19 and its variants, difficulty engaging seasonal and full-time workers, weather conditions during our primary tourist season, the price of animal feed and the price of gasoline. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, we cannot guarantee future results, levels of activity, performance or achievements.

We believe the expectations reflected in forward-looking statements are reasonable; however, we can give no assurances that such expectations will be realized, and actual results could differ materially. Except as required by applicable law, we assume no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2023.

Important Additional Information

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with any matters that would be considered at the Special Meeting, if held. The Company intends to file a definitive proxy statement and a WHITE proxy card with the SEC in connection with any solicitation of proxies from the Company’s shareholders with respect to the Special Meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s annual report on Form 10-K for the fiscal year ended October 1, 2023 contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available through the SEC’s website at www.sec.gov. Updated information regarding the identity of potential participants, and their direct or indirect interests in the matters to be considered at the Special Meeting, by security holdings or otherwise, would be set forth in the definitive proxy statement and other materials that would be filed with the SEC in connection with the Special Meeting. Shareholders would be able to obtain the definitive proxy statement with respect to the Special Meeting, any amendments or supplements to such proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies would also be available at no charge on the Company’s website at https://animalsafari.com/investor-relations/.

Contact:

Lisa Brady

President and Chief Executive Officer

(706) 663-8744

lisa@parksamerica.com